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                                   MEMORANDUM                    Exhibit 10.9(c)


To:       Art Brown

From:     John McBride

Subsequent to our discussions we have devised a solution which we hope will satisfy Hecla Mining Company in the event that Newmex Mining Company Ltd. "hits a double". We have put forward a structure which is based upon our interpretation of your comments and concerns expressed recently.

In the event that our proposed restructuring is not successful this proposal would apply to Great Lakes Minerals Inc. In the proposal below, therefore, the "Company" refers to Newmex Mining if the restructuring is completed and Great Lakes if the restructuring is not completed.

(i) Commencing on March 1, 1998 and on March 1 of each year thereafter until 2004 (the "Payment Year"), Hecla will have the right to demand payment from the Company and upon such demand the Company shall pay Hecla an amount (the "Percentage Amount") equal to 1.5% of the fully diluted number of shares of the Company as at March 1, 1997 multiplied by the price per share of the Company's shares on March 1 of the Payment Year. In the event the Company is merged with another corporation, is re-organized, consolidates or splits its shares or is acquired by another corporation or business, the number of shares used for purposes of calculation of the Percentage Amount shall be adjusted to reflect such transaction. It is understood that the obligations of the Company under this agreement shall continue to be an obligation, as adjusted, of any re-organized, merged, or continuing corporation. The payment can be made in the Company's stock or cash at the Company's option.

       If Hecla's right to demand payment under this section applies to Newmex, Great Lakes and Newmex shall have the option to have Newmex grant identical rights to Great Lakes which will then assign those rights to Hecla.

(ii)   The maximum total amount payable by the Company is US$5 million.

(iii) The right cannot be exercised in any Payment Year that the Percentage Amount is less than US$1.5 Million.

(iv) Hecla will indemnify Great Lakes (and its subsidiaries) and Newmex Mining against any future liability related to the Grouse Creek Gold/Silver Project, such that Great Lakes (and its subsidiaries) and Newmex Mining will never be required to invest any money in Grouse Creek for any reason whatsoever.


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(v)    Great Lakes shall  convey its  interest in the  Grouse Creek  Gold/Silver
       Project to Hecla and the Grouse Creek Joint Venture Agreement shall be terminated, provided that Great Lakes' subsidiary shall immediately be granted a 5% net proceeds interest in the Grouse Creek Gold/Silver Project. Great Lakes (and its subsidiaries) and Newmex Mining shall also release and indemnify Hecla from any liability or obligation to either company and their subsidiaries related to the Grouse Creek Joint Venture Agreement and the Grouse Creek Gold/Silver Project.

The undersigned agree to work together in a timely manner to enter into a definitive agreement that would supersede this agreement.

We believe a proposal of this nature would not disrupt our restructuring yet provide Hecla participation if our fortunes turn for the better. Please give this proposal your serious consideration. We would sincerely like to put this behind us in a friendly manner so that management of both Great Lakes and Hecla can return our efforts to building value for our respective shareholders.



HECLA MINING COMPANY               GREAT LAKES MINERALS INC.



Per:   /s/ Arthur Brown            Per:   /s/ John McBride
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Dated:   January 31, 1997          Dated:   January 31, 1997
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NEWMEX MINING COMPANY LTD.



Per:   /s/ Thomas Pladsen
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Dated:   January 31, 1997
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